Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

Watson Pharmaceuticals, Inc.

Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
FIRST QUARTER 2005 RESULTS

–  Company Reports Total Revenue of $401 Million; Earnings per Share of $0.33  –

–  Cash Flow from Operations Tops $105 Million  –

CORONA, CA – May [5], 2005 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its first quarter ended March 31, 2005.  Net revenues declined two percent to $400.8 million, as compared to $409.7 million for the first quarter ended March 31, 2004, due to lower other revenue, offset in part by a net increase in product sales.

Net income for the first quarter declined 17 percent to $38.9 million, compared to $46.7 million for the same period of 2004.  Earnings per diluted share was $0.33, compared to $0.39 per diluted share for the prior year period.

Cash flow from operations for the first quarter of 2005 was $105.4 million.

During the first quarter 2005 the company repurchased approximately 2.2 million shares, or $69.1 million of its common stock at an average price of $30.81 per share. Under the current authorization by the Board of Directors, up to $300 million of Watson common stock may be repurchased by the Company.

As of March 31, 2005, cash and marketable securities were $716.5 million.

Net Revenues

	Three Months Ended March 31,
($ in thousands):	2005	2004	Change

Generic products	$293,163	$306,022	-4.2%
% of product net sales	74%	78%
Brand products
Specialty Products	63,463	44,425	42.9%
Nephrology	41,063	43,951	-6.6%
Total brand products	104,526	88,376	18.3%
% of product net sales	26%	22%
Total product net sales	397,689	394,398	0.8%
Other	3,139	15,260	-79.4%
Total net revenues	$400,828	$409,658	-2.2%

Generic segment product sales for the first quarter declined four percent to $293.2 million, compared to $306.0 million in the prior year period, due to lower sales of the Company’s bupropion hydrochloride sustained-release product which was launched during the first quarter 2004 and lower pricing on a select number of generic products, in particular, the Company’s nicotine gum product, following the entry of a new competitor in 2005.  Sales from generic oral contraceptives for the first quarter 2005 increased $11.3 million or 16 percent to $81.6 million, compared to $70.3 million in the prior year period.

Brand segment product sales for the first quarter increased $16.1 million or 18 percent to $104.5 million, compared to $88.4 million in the first quarter of 2004, primarily due to an increase in sales from the Company’s Specialty Products business.

Other revenue declined 79 percent to $3.1 million in the first quarter of 2005, compared to $15.3 million in the first quarter of 2004, primarily because the Company received no royalties on ciprofloxacin in the first quarter of 2005.

“I am pleased with the performance we achieved this quarter, as evidenced by our impressive cash flow from operations of $105 million,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “Although a few key products had sales declines, our base generic business remains sound.  These declines were more than offset by a solid performance in our brand division, which demonstrates the benefit of our balanced business model.”

Overall gross margin was 48 percent in the first quarter of 2005, compared to 52 percent in the first quarter of 2004.  Approximately one half of the decrease in gross margin was due to lower other revenue, with the balance of the decline due to lower gross margin on product sales, in particular, lower nicotine gum pricing.

Gross Margin

	Three Months Ended
	March 31,
	2005	2004	Change

Overall consolidated gross margin	48.4%	52.0%	-3.6%

Margin by product segment:
Generic products	37.5%	41.6%	-4.1%
Brand products	77.3%	80.0%	-2.7%

Research and development spending decreased three percent to $28.8 million in the first quarter of 2005, compared to $29.7 million in the same period of 2004.  The Company’s generic pipeline currently has 35 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA).

Selling, general and administrative expenses for the first quarter of 2005 decreased $13.8 million or 18 percent to $63.7 million, compared to $77.4 million in the first quarter of 2004, due primarily to the termination of the Company’s agreement with a contract sales organization.

Operating expenses for the first quarter of 2005 increased $8.1 million or 6 percent to $133.1 million, compared to $125.0 million in the same period of 2004, due to an increase in amortization expense related to the Company’s product rights, offset in part by lower selling, general and administrative expenses.

2005 Outlook

Watson’s forecasts are based on the Company’s actual results for the first quarter 2005, and management’s current belief about prescription and pricing trends, inventory levels and the anticipated timing of future product launches.

Watson’s previously forecasted total net revenue estimate for the full year of 2005 remains unchanged at between $1.65 billion and $1.70 billion.  The Company’s 2005 earnings per share forecast is $1.33 to $1.43.  The forecast includes shares repurchased to date and excludes the effect of potential share repurchases during the balance of the year.  Based on current trends, the Company expects its results to be at the lower end of these ranges.  However, market opportunities and potential new product launches not included in the current forecast, could improve this outlook.

Cash flow from operations for the full year of 2005 is expected to exceed $320 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 2:00 p.m. Pacific Daylight Time to discuss 2005 first quarter results, full year 2005 forecasts, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 5702901.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Friday, May 20, 2005.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products;

costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products, including Medicare and Medicaid; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2004.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

The following table presents Watson’s results of operations for the three months ended March 31, 2005 and 2004:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Net revenues	$400,828	$409,658
Cost of sales	206,950	196,481
Gross profit	193,878	213,177

Operating expenses:
Research and development	28,838	29,681
Selling, general and administrative	63,651	77,411
Amortization	40,638	17,932
Total operating expenses	133,127	125,024
Operating income	60,751	88,153

Other income (expense):
Equity in earnings (losses) of joint ventures	420	(1,579)
Gain on sales of securities	—	3,938
Loss on early extinguishment of debt	—	(14,006)
Loss on impairment of investments and other assets	—	(891)
Interest income	4,106	1,207
Interest expense	(3,290)	(3,743)
Other income (expense)	(224)	(164)
Total other income (expense), net	1,012	(15,238)

Income before income tax provision	61,763	72,915
Provision for income taxes	22,852	26,256
Net income	$38,911	$46,659

Per share amounts:
Diluted earnings per share	$0.33	$0.39
Diluted weighted average shares outstanding	124,104	125,137

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31,	December 31,
	2005	2004

Assets

Cash and cash equivalents	$333,385	$298,653
Marketable securities	383,142	381,679
Accounts receivable, net	230,024	251,459
Inventories	314,778	321,299
Other current assets	106,415	117,096
Property and equipment, net	428,084	427,377
Investments and other assets	74,720	77,779
Product rights, net	872,133	912,746
Goodwill	455,595	455,595
Total assets	$3,198,276	$3,243,683

Liabilities & Stockholders’ Equity

Current liabilities	$240,434	$255,629
Long-term debt	587,724	587,653
Deferred income taxes and other liabilities	148,863	157,252
Stockholders’ equity	2,221,255	2,243,149
Total liabilities & stockholders’ equity	$3,198,276	$3,243,683

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Three Months Ended March 31,
	2005	2004
Cash Flows from Operating Activities:
Net income	$38,911	$46,659
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	50,003	24,958
Deferred income tax provision (benefit)	(56)	7,842
Other adjustments to reconcile net income to net cash provided	(1,491)	15,409
Changes in assets and liabilities:
Accounts receivable, net	21,435	(3,002)
Inventories	6,521	(2,395)
Accounts payable and accrued expense	(11,226)	(5,813)
Income taxes payable	(2,867)	(71,588)
Other changes to assets and liabilities	4,137	(2,045)
Total adjustments	66,456	(36,634)
Net cash provided by operating activities	105,367	10,025
Cash Flows from Investing Activities:
Additions to property and equipment	(10,294)	(23,169)
Acquisitions of product rights	(25)	(158)
Other	—	11,870
Net cash used in investing activities	(10,319)	(11,457)
Cash Flows from Financing Activities:
Repurchase 1998 Senior Notes (including premium)	—	(115,621)
Repurchase of common stock	(69,078)	—
Proceeds from stock plans and other	8,764	13,107
Other	(2)	(2)
Net cash used in financing activities	(60,316)	(102,516)
Net increase (decrease) in cash and cash equivalents	34,732	(103,948)
Cash and cash equivalents at beginning of period	298,653	318,043
Cash and cash equivalents at end of period	$333,385	$214,095